Exhibit 99.1

Ultralife Batteries Announces $7.9 Million Reduction in Purchase Price
                  for McDowell Research Acquisition

    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 5, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) has agreed with the sellers of McDowell Research to reduce the purchase price relating to Ultralife's acquisition of McDowell Research in July 2006. The negotiated reduction of $7.9 million reduces the total purchase price from approximately $28.4 million to $20.5 million.

    Under the May 1, 2006 acquisition agreement, Ultralife acquired McDowell Research for a purchase price of approximately $25 million consisting of $5 million in cash and a $20 million convertible note held by the sellers, plus an additional $3.4 million for a purchase price adjustment based on the value of certain assets acquired as of the closing. In the first quarter of 2007, Ultralife paid $1.5 million of the outstanding purchase price adjustment with $1.9 million remaining as an accrued liability.

    Pursuant to a settlement agreement dated as of October 3, 2007 between Ultralife and the sellers of McDowell Research, the $20 million convertible note will be reduced to $14 million, the interest rate on the note will be increased from 4% to 5% per annum, certain claims will be settled and Ultralife will prepay $3.5 million on the convertible note on or before November 18, 2007. Additionally, Ultralife's remaining $1.9 million accrued liability associated with the purchase price adjustment will be extinguished. The settlement agreement, including the $6 million purchase price reduction, related interest rate increase and claim settlement, is subject to termination retroactively by sellers if the $3.5 million convertible note prepayment is not made on or before November 18, 2007. Management expects to fund the $3.5 million prepayment with cash from operations and its existing credit facility.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions, communications accessories, and engineering and technical services for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics.

    Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems, communications accessories and technical services. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand.

    Ultralife's headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife's other operating units are:
Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and McDowell Research(R) are registered trademarks of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com